Exhibit 99.1

Anna Chagnon Resigns as President and CEO

Marlborough, MA - May 2, 2011— Bitstream Inc. (NASDAQ:BITS) announced today that its CEO and President, Anna Chagnon, has resigned. Amos Kaminski, the Chairman of the Board, has agreed to take over as Executive Chairman and interim CEO. Ms. Chagnon has also resigned as a director of the Company.

The Company is grateful to Ms. Chagnon for her years of service and wishes her well in her future endeavors.

About Bitstream

Bitstream Inc. develops software technologies and applications for the graphic art and mobile communications industries. Bitstream’s award-winning fonts and font technologies enable device manufacturers and application developers to render the highest quality text in any language, on any device, at any resolution. The company’s MyFonts brand is the world’s leading provider of fonts to consumers. Bitstream’s Pageflex brand enables marketers to easily produce customized communications in print, email, and online. The company’s latest offering is the BOLT mobile browser, which has been installed by millions of users worldwide since its release in February 2009. For more information visit www.bitstream.com.

Investors:

EPOCH Financial Group

Victor Thompson, 888-751-1306

vthompson@epochfinancial.com